MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (the “Release”) is made and given on this the 21st of October, 2013, between Focus Gold Corporation, a Nevada corporation; (“FGLD”); and Gordon F. Lee, the Chairman and CEO of FGLD (“Lee”), (collectively the “Parties” or each a “Party” throughout this Release).

WHEREAS, Lee and FGLD have entered into certain agreements and undertakings as listed and described on Schedule “A” (the “FGLD Agreements”); and,

WHEREAS, pursuant to the FGLD Agreements, Lee has invested certain amounts in FGLD and has received shares of common and preferred stock in FGLD; and

WHEREAS, subject to the terms and conditions in this Release, Lee and FGLD wish to rescind the FGLD Agreements; and,

WHEREAS, the Parties desire to release, settle and discharge any and all claims they have against the other Parties, except as otherwise expressly stated in this Release;

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Release, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged and agreed to by each Party, the Parties agree as follows:

Section 1: Termination of FGLD Agreements.

All of the FGLD Agreements shall be rescinded and terminated ab initio, all compensation paid or accrued on the FGLD Agreements shall be cancelled, and all shares of stock, warrants and options in FGLD issued under or pursuant to the FGLD Agreements shall be returned to FGLD, except as otherwise set forth on Schedule “B” hereto.

Section 2: Share Issuance and Consideration.

FGLD agrees and undertakes to issue to Lee a total of 100,000,000 shares of its common stock in consideration for the prior contribution of funds and services by Lee to FGLD as set forth in Schedule “B” hereto.

Section 3:  Corporate Governance.

a.

Immediately upon execution of this Mutual Release Agreement by all parties, Lee, acting as Chairman and CEO of FGLD, shall appoint Michael Gelmon as a director of FGLD, effective immediately, by executing and delivering the attached Written Consent Action attached as Schedule “C”, after which this Agreement and the transactions proposed herein shall be submitted for final approval by the Board of Directors of FGLD, Lee abstaining.

b.

Immediately upon execution of this Mutual Release Agreement by all parties and its approval by the FGLD Board of Directors as provided in Section 3a, Lee shall execute and deliver to FGLD his resignation of all positions held by him in FGLG, as employee, officer, director, consultant and in any other capacity in the form attached as Schedule “D”, effective upon Lee’s execution of and the filing of the Quarterly Report of FGLD on SEC Form 10-Q for the period ended August 31, 2013 and all related certifications, currently due on October 21, 2013; and shall also deliver the resignation of Victoria Blackwell from any positions or agreements held by her, as officer, employee, agent, consultant or otherwise of FGLD, effective August 31, 2013, in the form attached as Schedule “E”.

c.

Immediately upon execution of this Mutual Release Agreement by all parties, Lee, acting as Chairman and CEO of FGLD, shall cease all further actions, discussions agreements or other matters relating to any acquisitions or proposed acquisitions of FGLD, including the proposed acquisition agreement with MinJay Holding Ltd. to allow new management to undertake all further discussions.

Section 3. Release of Claims

Lee’s Release of FGLD.

Lee, on behalf of himself, his principals, employees, successors and assigns, and on behalf of Carbon Energy Handling, Inc., and Gordon F. Lee Group, LLC, hereby releases, acquits, and forever discharges FGLD, including its subsidiaries, affiliates, principals, officers, directors, agents, consultants, employees, successors and assigns, from any and all claims, demands, liabilities, actions and causes of action, whether arising in tort, in contract or under statute (hereinafter collectively “Claims”), based on, derived from, arising from or in any way growing out of, or resulting from the employment of Lee as a director, officer, consultant and employee of FGLD or the FGLD Agreements, except for the Parties’ obligations under this Release and subject to Section 2 hereof.

FGLD’s Release of Lee.

FGLD, on behalf of itself, its subsidiaries, affiliates, principals, employees, consultants, successors and assigns, hereby release, acquit, and forever discharge Lee, including his employees, successors and assigns, of and from all claims and causes of action, whether in tort, in contract or under statute, whether known or unknown (hereinafter collectively “FGLD Claims”), arising from or in any way growing out of, or resulting from the employment of Lee as a director, officer, consultant and employee of FGLD or the FGLD Agreements, except for the Parties’ obligations under this Release and subject to completion by Lee of the items in Section 2 hereof.

Section 4. Liability Denied.

It is expressly understood and agreed by the Parties that the agreements, covenants and warranties expressed herein, and the consideration transferred, are given and exchanged in order to facilitate the compromise of the liabilities, and to avoid further costs, liabilities and legal expenses relating to any matter alleged therein.  The Parties hereby acknowledge and agree that this Release is not an admission of any liability by any of the Parties.  Such liability is strictly denied.

Section 5. Binding Effect.

This Release shall be binding upon and inure to the benefit of the Parties and their agents, employees, officers, directors, consultants, successors and assigns on the following basis:

Additionally, the Parties acknowledge that each has been advised of and afforded the opportunity to seek the advice of legal counsel, and each has executed this Release of its/his/her own free will without any duress or outside influence of any kind or character.

Section 6. No Assignment.

The Parties hereby represent and expressly warrant that they are legally authorized and competent to execute this Release and that they have made no assignment, pledge, sale, or transfer of any right, title, interest, or claim related to the Claim or the FGLD Claims released under this Release.

Section 7. Cooperation.

The Parties agree to cooperate with each other now and in the future concerning the execution of documents and the providing of information and assistance needed by the other parties to this agreement in order to effectuate the intent of this Release and to assist in the transition of management

Section 8. Entire Agreement.

This Release and items described in or attached as Exhibits A through E constitute the entire and complete understanding between the Parties, and no other representation, promise, or agreement shall be binding upon the Parties unless set forth herein, nor shall any modification of this Release be binding upon Parties unless it is in writing and executed by the Parties.  In entering into this Release, each of the Parties acknowledges and agrees that they have not relied upon any statement or representation pertaining to this matter made by any other of the Parties or by any person or persons representing them, except as expressly set forth herein.

Section 9. Governing Law.

This Release shall be construed in accordance with the laws of the State of Nevada without regard to conflict of laws principles. Any dispute relating to or arising from this Release, the  items described in or attached as Exhibits A through E  hereto, or any other matter arising out of or relating to or in any way growing out of, or resulting from the employment of Lee as a director, officer, consultant and employee of FGLD or the FGLD Agreements shall be resolved solely and strictly through arbitration under the commercial arbitration rules of the American Arbitration Association in Las Vegas, Nevada, and all parties waive their right to any court proceeding and to a jury trial.

Section 10. Counterparts.

This Release may be executed in counterparts, and when so executed each counterpart shall be deemed an original, and said counterparts together shall constitute one and the same instrument.  A facsimile signature shall have the same force and effect as an original.

Section 11. Invalid Provisions.

If any provision of this Release is held to be illegal, invalid or unenforceable, such provision shall be modified to the extent necessary to render such provision enforceable and, if necessary, shall be fully severable, and this Release shall be construed and enforced as if such illegal, invalid or unenforceable provision was so modified effective as of the date thereof, with the remaining provisions remaining in full force and effect.

AGREED:

Gordon F. Lee

Focus Gold Corporation, Inc.

By: __________________________

Gordon F. Lee, President

SCHEDULE A

FGLD AGREEMENTS

On June 1, 2013, we entered into a consulting agreement with Gordon F. Lee, to provide services as a consultant at the rate of $10,000 per month in cash or in stock, and have accrued a total of $30,000 as compensation for the quarter ended August 31, 2013 under this arrangement.  In addition, the consulting agreement provides that we will issue one million shares of Series C preferred stock to Mr. Lee for a stated value of $10,000.

On June 15, 2013, we entered into Service Agreements with Carbon Energy Handling, Inc. (“CH”) and with Gordon F. Lee Group, LLC (“GFLG”), a private limited liability company, both controlled by, Gordon F. Lee. Under the Service Agreement with CH, we engaged CH as a management service contractor to provide a full scope of management, personnel, administrative, supervisory, accounting and billing services relating to all of the non-legal aspects of our operations relating to the pursuit of our proposed energy exploration and development business (i.e., coal, coal rights, hydrocarbons, oil and gas) for a fixed monthly fee of $10,000.  Under the Service Agreement with GFLG, we engaged GFLG as a management service contractor to provide a full scope of management, personnel, administrative, supervisory, accounting and billing services relating to all of the non-legal aspects of our mineral (metals) exploration and development business that we are in the process of restructuring (i.e., gold, silver, platinum) for a fixed monthly fee of $10,000.

Also on June 15, 2013, we entered into an Employment Agreement with Gordon F. Lee, individually, effective June 1, 2013. Under this agreement, Mr. Lee will earn a salary of $1 per year, and, as an incentive bonus, has the opportunity to earn up to 100,000,000 shares of the Company’s common stock and 100,000,000 common stock purchase options at an exercise price of $.01 per share, expiring June 1, 2018 (“Incentive Options”).  Mr. Lee will receive 20,000,000 shares of the Company’s common stock and 20,000,000 Incentive Options upon closing the acquisition of each of four identified properties and an additional 5,000,000 shares of the Company’s common stock and 5,000,000 Incentive Options upon completion of each technical report for the four property acquisitions, if they are closed.

At August 31, 2013, there were 1,000,000 shares of Series A Preferred Stock issued and outstanding, carrying 250,000,000 total votes, representing control of the Company.

On April 5, 2013, the Company received and approved a subscription from Gordon Lee, the Company’s Chief Executive Officer, for 5,000,000 units at $0.01 per unit for gross proceeds of $50,000 in a private placement. Each unit consisted of one common share and one transferable share purchase warrant that entitles the holder to purchase one additional common share at $0.02 per share for a period of five years. The fair value of the common shares was determined to be $295,000 and the fair value of the warrants was determined to be $268,021 at the subscription date. The fair value of each warrant issued was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 5.0 years; volatility of 123.25%; no dividend yield; and a risk free interest rate of 0.68%. The net proceeds of the financing of $50,000 was allocated on a relative fair value basis as $26,198 to common shares and $23,802 to warrants.  The difference between the issue price of the common shares of $26,198 and the fair value of the common shares as so determined of $295,000, and the issue price of the warrant of $23,802 and the market value of the warrant, of $268,021, has not been recorded in the books of the Company.  The warrants will be cancelled but the shares already issued will remain outstanding.

On May 21, 2013, the Company received and approved a subscription from Gordon Lee, the Company’s Chief Executive Officer, for 15,000,000 units at $0.0033 per unit for gross proceeds of $50,000 by way of private placement. Each unit consisted of one common share and one transferable share purchase warrant that entitles the holder to purchase one additional common share at $0.01 per share for a period of five years. The fair value of the common shares was determined to be $85,500 and the fair value of the warrants was determined to be $67,608 at the subscription date. The fair value of each warrant issued was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 5.0 years; volatility of 124.74%; no dividend yield; and a risk free interest rate of 0.84%. The net proceeds of the financing of $50,000 was allocated on a relative fair value basis as $27,921 to common shares and $22,079 to warrants. The difference between the issue price of the common shares of $27,921  and the fair value of the common shares as so determined of $85,500, and the issue price of the warrant of $22,079 and the market value of the warrant, of $67,608, has not been recorded in the books of the Company. The warrants will be cancelled but the shares already issued will remain outstanding.

On June 3, 2013, the Company redeemed 2,000,000 shares of its Series A Preferred Stock at $0.02 per share from Mr. Lee out of 2,500,000 issued.  The balance will be deemed cancelled.

All stock options and warrants issued to or held by Mr. Lee.

On September 26, 2013, the board of directors approved the designation of our Series C Convertible Preferred Stock consisting of 10,000,000 shares par value $0.00001.  The Company’s Series C Convertible Preferred Stock has the same rights and warranties as common shares except that each shareholder of Series C Convertible Preferred Stock shall be able to convert each Series C Convertible Preferred Stock into 100 shares of common stock.   On October 4, 2013, a total of 1 million shares of the Series C Convertible Shares were then issued to Gordon F. Lee, for $10,000, which Series C Preferred Shares were then immediately converted on October 4, 2013 into 100,000,000 common shares.  At the time of the sale of the Series C Preferred Stock for $10,000 and their conversion into common stock, the value of the equivalent common at the stock closing market price, was  approximately $285,000.

SCHEDULE B

CONSIDERATION FOR SETTLEMENT SHARES

FGLD and Lee shall cancel all common share issuances by FGLD to Lee after May 30, 2013, all options, warrants, compensation and consulting fees paid or owed by FGLD to Lee or any entity in which he is an officer, director, shareholder or member, and all subscriptions for shares entered into by Lee for FGLD shares dated on or after May 1, 2013, and FGLD shall then issue* to FGLD a total of 100,000,000 million shares of FGLD common stock at an agreed price of $0.002 per share, for which Lee shall pay, or receive credit for the following consideration:

1. Net amount of all funds paid in or to FGLD by

Lee after May 30, 2013, as subscriptions for stock,

as loans, or for any other reason, reduced by any

and all amounts paid by FGLD, to Lee or any entity

in which Lee is a shareholder, officer, director, or

agent, whether as salary, wages, consulting fees,

stock redemptions, or otherwise, such net amount

to be treated as cash consideration

$

TBD

2.  Compensation for prior services by Lee to FGLD

$

TBD

Net purchase price for new stock (1 + 2)

$ _________________

•

The 100,000,000 shares of common stock already issued to Mr. Lee in October, 2013 may be substituted for the shares to be issued hereunder, in lieu of cancelling the 100,000,000 shares already issued and re-issuing the same number of shares.

SCHEDULE C

WRITTEN CONSENT ACTION

APPOINTMENT OF MICHAEL GELMON

FOCUS GOLD CORPORATION

UNANIMOUS WRITTEN CONSENT

OF DIRECTORS IN LIEU OF A SPECIAL MEETING

Dated OCTOBER 22, 2013

In conformity with the applicable laws of the state of Nevada and the bylaws of Focus Gold Corporation, a Nevada corporation (the “Corporation”), the undersigned, being the sole director of the Corporation, hereby consents to and adopts the following resolutions and takes the following actions, with the same force and effect as if such resolutions had been duly adopted and such actions duly taken at a meeting of the board of directors of the Corporation (the “Board”) duly called and convened for such purpose on the date first set forth above, with a full quorum present and acting throughout:

IT IS HEREBY,

RESOLVED, that Michael Gelmon, of Calgary, Alberta, Canada, is hereby appointed a director of the Corporation, effective at the close of business on October 22, 2013; and

RESOLVED FURTHER, that this unanimous written consent shall be filed with the minutes of meetings of the Board and shall be treated for all purposes as actions duly taken at a meeting of the Board of the Corporation.

IN WITNESS HEREOF, the undersigned has executed this written consent of the Focus Gold Corporation Board of Directors as of the date first above written.

DIRECTORS:

__

Gordon F. Lee

SCHEDULE D

RESIGNATION OF GORDON F. LEE

OCTOBER 22, 2013

FOCUS GOLD CORPORATION

The undersigned hereby resigns as an officer, director, consultant, employee and agent of Focus Gold Corporation, on his own behalf and on behalf of Carbon Energy Handling, Inc. and Gordon F. Lee Group, LLC , effective immediately

__________________________________

GORDON F. LEE

SCHEDULE E

RESIGNATION OF VICTORIA BLACKWELL

OCTOBER 22, 2013

FOCUS GOLD CORPORATION

The undersigned hereby resigns as an officer, director, consultant, employee and agent of Focus Gold Corporation, effective September 30, 2013

__________________________________

VICTORIA BLACKBURN